CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated December 26, 2017, relating to the financial statements and financial highlights, which appears in the October 31, 2017 Annual Reports on Form N-CSR of Advent Claymore Convertible Securities and Income Fund II, Advent/Claymore Enhanced Growth & Income Fund, and Advent Claymore Convertible Securities and Income Fund (the “Funds”).  We also consent to the references to us under the headings “Service Providers to the Funds”, “Independent Auditors”, “Appendix A-Financial Highlights”, “Appendix B-Form of Agreement and Plan of Merger” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 12, 2018